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                                                                    EXHIBIT 99.1

(OUTDOOR CHANNEL HOLDINGS, INC. LOGO)

                                                                    NEWS RELEASE

Contacts:        William A. Owen, Chief Financial Officer
                 951.699.4749

                  Angie Yang
                  PondelWilkinson Inc.
                  Investor Relations
                  Corporate/Financial Communications
                  310.279.5980
                  investor@pondel.com

      OUTDOOR CHANNEL HOLDINGS PRICES PUBLIC OFFERING OF 5.3 MILLION SHARES

      TEMECULA, CALIFORNIA - JUNE 28, 2005 - Outdoor Channel Holdings, Inc. (NASDAQ NMS: OUTD) today announced the pricing of its underwritten public offering of 5,300,000 shares of common stock at a price to the public of $13.50 per share before underwriting discounts and commissions. Of the 5,300,000 shares to be sold in the offering, Outdoor Channel Holdings is offering and selling 3,500,000 shares and certain existing stockholders are offering and selling 1,800,000 shares. The selling stockholders have also granted the underwriters a 30-day option to purchase 795,000 additional shares of stock to cover over-allotments, if any.

      Bear, Stearns & Co. Inc. is acting as the lead managing underwriter of the offering. The other managing underwriters are A.G. Edwards and Jefferies & Company, Inc.

      A registration statement relating to these shares of common stock was filed by the company with, and has been declared effective by, the Securities and Exchange Commission. A copy of the final prospectus relating to the offering may be obtained by contacting Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179, (212) 272-2000.

      This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT OUTDOOR CHANNEL HOLDINGS, INC.

      Outdoor Channel Holdings, Inc. owns and operates The Outdoor Channel, a national television network dedicated to providing traditional outdoor programming to America's anglers, hunters and outdoor enthusiasts. The company also owns and operates related businesses that serve the interests of viewers of The Outdoor Channel and other outdoor enthusiasts, including LDMA-AU, Inc. (Lost Dutchman's) and Gold Prospector's Association of America, LLC. (GPAA).

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